Multiband Corporation Regains Compliance With Nasdaq Continued Listing Standards

MINNEAPOLIS--(BUSINESS WIRE)--Multiband Corporation, (NASDAQ:MBND), the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units, today announced that it has received a letter from the NASDAQ Staff indicating that the Company has regained compliance with NASDAQ Marketplace Rule 4310(c)(3) and has received notification that Multiband’s securities will continued to be listed on the Nasdaq Capital Market.

The Company had received a NASDAQ Staff Determination letter on November 21, 2007 indicating that the Company failed to comply with NASDAQ Marketplace Rule 4310(c)(3), and that the Nasdaq Staff was reviewing Multiband’s securities for continued listing on the Nasdaq Capital Market. The Company was not at that time in compliance with Marketplace Rule 4310(c)(3) which requires the Company to have $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years; or $35 million market value of listed securities; or $2.5 million in stockholders' equity. However, on February 7, 2008 Multiband announced that it had completed the acquisition of a 51% interest in Michigan Microtech, Inc., which increased its stockholders’ equity, allowing it to meet the requirement for continued listing.

About Multiband

Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's) on a single bill, directly and through strategic partnerships. Multiband also is an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as a state of the art service and support center located in Fargo, ND providing call center capabilities and other value-added services.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Multiband's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information regarding potential factors that affect Multiband's financial results can be found in Multiband's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).